Exhibit 99.3

Release	Immediate

Date	January 26, 2006

Investor Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com

Media Contact	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302

Internet	www.hermanmiller.com

Herman Miller, Inc., Announces Increased Quarterly Dividend, Additional Share Repurchase Authorization

ZEELAND, MI — Herman Miller, Inc. (NASDAQ: MLHR), reported today that its Board of Directors has approved an approximate 10% increase in the Company’s quarterly cash dividend to a rate of $0.08 per share, payable on April 15, 2006, to shareholders of record as of March 3, 2006. Additionally, the Board of Directors extended the company’s stock repurchase program by authorizing share repurchases of $150 million, in addition to the approximately $13 million still remaining from a previous authorization.

The change in dividend is the second increase since May 2004 and, together with that increase, represents a 121% increase in the dividend rate. The new repurchase authorization represents a continuation of the company’s ongoing repurchase program under which it has returned to shareholders approximately $446 million through the repurchase of 17.7 million shares since the beginning of fiscal 2001.

“We continue to view share repurchase as the most efficient means of returning cash to shareholders. We also understand that our committed stockholders and employee-owners benefit from a higher dividend. We’re pleased that our strong cash flow enables us to both enhance the dividend and maintain our buyback program, while continuing to fund a very robust strategic investment portfolio,” said Beth Nickels, chief financial officer.

Brian Walker, chief executive officer, added, “Our increased cash flow has allowed us to take these positive steps but it’s the outstanding efforts of Herman Miller’s people that make these actions possible. “

About Herman Miller, Inc.
Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.51 billion in revenue during fiscal 2005. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2005 the company was again included in Business Ethics magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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